Exhibit 10.16

MUTUAL RELEASE

This Mutual Release is effective the 2nd day of July, 2019.

1.	HBAM/LINTON RELEASE

HBAM HOLDING INC. ("HBAM") and BRUCE LINTON ("Linton"), in consideration of the terms of the letter to which this Mutual Release is attached (the "Separation Agreement"), which evidences the settlement between HBAM and Linton and CANOPY GROWTH CORPORATION (the "Company"), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, do for themselves, and each of their applicable affiliates, heirs, executors, administrators and assigns (collectively, the "HBAM Parties"), hereby remise, release and forever discharge the Company, its shareholders, affiliates, partners, and each of their former, present and future shareholders, affiliates, officers, directors, trustees, employees, partners, agents and assigns (collectively, the "Releasees") from any and all actions, causes of action, suits, claims, demands, covenants, indemnity, expenses, loss, injury, interest, obligations, contracts, liabilities, debts, duties, expenses, costs and damages, whether absolute or contingent, and of any nature whatsoever which the HBAM Parties may now have or hereafter can, shall or may have against the Releasees or any of them, by reason of or arising out of any cause, matter or thing whatsoever done, occurring or existing up to and including both the present date and, in particular, without in any way restricting the generality of the foregoing, in respect of all claims of any nature whatsoever, past, present or future, directly or indirectly related to or arising out of or in connection to the HBAM Parties' relationship with the Releasees, status as a contractor, consultant employee, director or officer of the Company or its affiliates or subsidiaries, or the cessation of services to or with the Company or its affiliates or subsidiaries, including but not limited to any claims related to any entitlement the HBAM Parties may have or may have had to any payment or claim either under contract, at common law or under any applicable legislation related to the HBAM Parties' engagement with the Releasees.

NOTWITHSTANDING the foregoing, nothing in this Mutual Release releases any rights that the HBAM Parties may have pursuant to:

(a)	the Separation Agreement;

(b)	any corporate indemnity existing by statute, contract or the Company's constating documents as a result of Linton having acted at any time as a director or officer of the Company or its affiliates; or

(c)

any insurance maintained for the benefit or protection of existing or former directors and/or officers of the Company or its affiliates, including without limitation, directors' and officers' liability insurance.

AND FOR THE SAID CONSIDERATION, the HBAM Parties represent and warrant that they have not assigned to any person, firm, or company any of the actions, causes of action, claims, suits, executions or demands which they release by this Mutual Release, or with respect to which they agree not to make any claim or take any proceeding herein.

IT IS FURTHER ACKNOWLEDGED that any benefits the HBAM Parties may have had have ended, or will end, on the terms set out in the Separation Agreement. The HBAM Parties confirm that this constitutes all benefits due to either of them and that they have no further claim against the Releasees for such benefits. The HBAM Parties covenant not to sue the Releasees for insurance or other benefits or loss of the same and the HBAM Parties hereby release the Releasees from any and all further obligations or liabilities arising therefrom.

IT IS FURTHER ACKNOWLEDGED that the HBAM Parties are, or will be once the terms of the Separation Agreement are performed, in receipt of all payments and amounts owed to either of them.

3.	COMPANY RELEASE

The Company forever releases, remises and discharges the HBAM Parties from any and all actions, causes of action, suits, claims, demands, covenants, indemnity, expenses, loss, injury, interest, obligations, contracts, liabilities, debts, duties, expenses, costs and damages, whether absolute or contingent, of any and every kind and nature whatsoever, at law or in equity, which against the HBAM Parties the Company ever had, now has, or can hereafter have by reasons of or existing out of any causes whatsoever existing up to and inclusive of the date hereof, including but without limiting the generality of the foregoing, Linton having been a director or officer of the Company or its affiliates. Notwithstanding the foregoing, this release of the HBAM Parties does not include a release for acts of fraud, willful or deliberate misconduct by the HBAM Parties.

4.	GENERAL

IT IS HEREBY AGREED that the parties shall not, at any time, make any false, disparaging, derogatory or defamatory statements in public or in private regarding, as applicable, the HBAM Parties' or the Releasees' business affairs, business prospects, financial condition, shareholders, affiliates, subsidiaries or its and their respective directors, officers, employees or agents to any party, including but not limited to any media outlet, industry group, regulatory body, financial institution, or employee, consultant, or customer of the Releasees or the HBAM Parties.

IT IS HEREBY AGREED that the terms of this Mutual Release and the Separation Agreement will be kept confidential. The parties shall not communicate any such terms to any third party under any circumstances whatsoever, excepting any necessary communication with, as applicable, their spouses or legal and financial advisors, as required, on the express condition that they maintain the confidentiality thereof, and any disclosure which is required by law, although any party shall be at liberty to disclose to third parties that a mutually acceptable release and settlement was agreed upon. The invalidity or unenforceability of any provision of this Mutual Release or the Separation Agreement shall not affect the validity or enforceability of any other provision therein, which shall remain in full force and effect.

THE PARTIES ACKNOWLEDGE that the satisfactory arrangements made between them do not constitute any admission of liability by or on behalf of the Releasees or the HBAM Parties.

THE PARTIES HEREBY DECLARE that they have read all of this Mutual Release and the Separation Agreement, fully understand their terms and voluntarily accept the consideration stated therein as consideration for the purpose of making a full and final settlement. The parties acknowledge and confirm that they have been given an adequate period of time to obtain independent legal counsel regarding the meaning and the significance of the terms of this Mutual Release and the Separation Agreement. The parties understand and agree that the terms of this Mutual Release and the Separation Agreement contain the entire agreement between the parties pertaining to the subject matter hereof. The parties further understand that any dispute relating to this Mutual Release or the Separation Agreement will be governed by the laws of the Province of Ontario and agree to submit to the jurisdiction of the courts of that province.

[Signature Page Follows]

THIS MUTUAL RELEASE IS DATED effective as of the date first set out above.

CANOPY GROWTH CORPORATION

/s/ John Bell
Per:

HBAM HOLDING INC.

/s/ Bruce Linton
Per: Bruce Linton

/s/ Jonathan Sherman	/s/ Bruce Linton
Witness (signature)	BRUCE LINTON

Jonathan Sherman
Witness (print name)